SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERIS Corporation
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1482024
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5960 Heisley Road, Mentor, Ohio 44060
(Address of Principal Executive Offices, Including Zip Code)

STERIS Corporation 2002 Stock Option Plan
(Full Title of the Plan)

Mark D. McGinley, Esq.
Vice President, General Counsel, and Secretary
STERIS Corporation
5960 Heisley Road, Mentor, Ohio 44060
(440) 354-2600
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Shares, without par value	4,000,000 shares	$25.72	$102,880,000	$9,465

(1)
Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The fee with respect to the Common Shares registered in this Registration Statement is based on the average of the high and low sale prices on November 14, 2002 of STERIS Corporation’s Common Shares as reported on The New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by STERIS Corporation (“STERIS”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	STERIS’s Annual Report on Form 10-K for the year ended March 31, 2002, filed by the Registrant on June 20, 2002;

(b)	All other reports filed by STERIS pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since March 31, 2002; and

(c)
The description of the Common Shares, without par value, of STERIS (“STERIS Common Shares”) set forth in STERIS’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed by STERIS pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

The legality of the shares being offered by this Registration Statement has been passed upon for the Registrant by Thompson Hine LLP. Roy L. Turnell, a partner in the law firm of Thompson Hine LLP, is Assistant Secretary of STERIS.

Item 6.    Indemnification of Directors and Officers.

STERIS is an Ohio corporation. Under the Ohio General Corporation Law (“Ohio Law”), Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio Law does not authorize the payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order determining that such person is fairly and reasonably entitled to indemnification. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such director, officer, employee, or agent reasonably believed to be in or not opposed to the best interest of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles of incorporation, code of regulations, or contract, except with respect to the advancement of expenses of directors.

STERIS’s Amended Regulations provide that STERIS will, in all actions other than derivative actions, indemnify any director, officer, employee, or agent of STERIS, or any person serving as a director, trustee, officer, employee, or agent of another entity at the request of STERIS, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with the action, suit, or proceeding unless it is proved by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS. With respect to derivative actions, STERIS’s Amended Regulations provide that STERIS will indemnify any director, officer, employee, or agent of STERIS, or any person serving as a director, officer, employee, or agent of another entity at the request of STERIS, against expenses actually and reasonably incurred in the defense and settlement of the action unless it is proved by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS. Notwithstanding the preceding sentence, STERIS will indemnify such directors, officers, employees, and agents in a derivative action if the court in which the action was brought determines that, despite the proof but in view of all the circumstances of the case, such director, officer, employee, or agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons. STERIS’s Amended Regulations likewise provide that STERIS may purchase insurance to indemnify directors, officers, employees, or agents of STERIS.

With respect to the advancement of expenses, Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proven by clear and convincing evidence that the act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests. STERIS’s Amended Regulations provide that STERIS will advance expenses to a director (unless the action or suit is one in which the liability of the director under Section 1701.95 of the Ohio Law is the only liability asserted), officer, employee, or agent of STERIS incurred in defending any action, suit, or proceeding, whether derivative or otherwise, provided that such director, officer, employee, or agent agrees to both (a) repay the amount advanced if it is proven by clear and convincing evidence that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS and (b) to cooperate with STERIS concerning the action, suit, or proceeding.

Under the terms of STERIS’s directors’ and officers’ liability and company reimbursement insurance policy, the directors and officers of STERIS are insured against certain liabilities which may arise in their individual capacity as such.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index at page 6.

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to

Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * * * * *

(h)
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on the 19th day of November, 2002.

STERIS CORPORATION
Registrant

By:	/s/ Roy L. Turnell
Roy L. Turnell, Attorney-in-Fact for
Les C. Vinney, President and Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

Laurie Brlas*	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

Stephen R. Hardis*	Director

Raymond A. Lancaster*	Director

Kevin M. McMullen*	Director

J. B. Richey*	Director

Jerry E. Robertson*	Chairman of the Board of Directors

Les C. Vinney*	President and Chief Executive Officer, Director (principal executive officer)

John P. Wareham*	Director

Loyal W. Wilson*	Director

*By:	/s/ Roy L. Turnell
Roy L. Turnell, Attorney-in-Fact for the Officers and Directors Signing in the Capacities Indicated

November 19, 2002

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
1992 Amended Articles of Incorporation of STERIS Corporation, as amended on May 14, 1996, November 6, 1996, and August 6, 1998 (filed as Exhibit 3.1 to Form 10-K filed for the fiscal year ended March 31, 2000, and incorporated herein by reference).

4.2	1992 Amended Regulations of STERIS Corporation (filed as Exhibit 3.2 to Form 10-K filed for the fiscal year ended March 31, 1998, and incorporated herein by reference).

4.3
Amended and Restated Rights Agreement, dated as of January 21, 1999, between STERIS Corporation and Harris Trust and Savings Bank, Rights Agent (filed as Exhibit 4.2 to Form 8-A/A filed on April 16, 1999, and incorporated herein by reference).

4.4
Amendment No. 1, dated June 7, 2002, to the Amended and Restated Rights Agreement, dated as of January 21, 1999, between STERIS Corporation and National City Bank (successor to Harris Trust and Savings Bank), as Rights Agent (filed as Exhibit 4.1 to Form 8-A/A filed on June 10, 2002, and incorporated herein by reference).

5.1	Opinion of Counsel Concerning Legality.

15.1	Letter Regarding Unaudited Interim Financial Information.

23.1	Consent of Independent Auditors.

23.2	Consent of Thompson Hine LLP, Counsel to STERIS Corporation, is contained in its opinion filed as Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney.